ADMINISTRATION AGREEMENT

     THIS AGREEMENT is made as of this 28th day of February, 1992, as amended this 25th day of May, 1993, by and between The Pillar Funds (the "Trust"), a Massachusetts business trust, and SEI Financial Management Corporation (the "Administrator"), a Delaware corporation.

     WHEREAS, the Trust is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"); and

     WHEREAS, the Trust desires the Administrator to provide, and the Administrator is willing to provide management, administrative, transfer agent and shareholder servicing services to the Trust's U.S. Treasury Securities Money Market, Prime Obligation Money Market, Tax- Exempt Money Market, Short-Term Investment, Fixed Income, New Jersey Municipal Securities, Intermediate-Term Government Securities, Equity Growth, Equity Income, Equity Aggressive Growth, Balanced Growth, U.S. Treasury Securities Plus Money Market, Pennsylvania Municipal Securities, and GNMA Portfolios and such other portfolios as the Trust and the Administrator may agree on (the "Portfolios"), on the terms and conditions hereinafter set forth;

     NOW, THEREFORE, in consideration of the premises and the covenants hereinafter contained, the Trust and the Administrator hereby agree as follows:

     ARTICLE 1. Retention of the Administrator. The Trust hereby retains the Administrator to act as the Administrator and Shareholder Servicing Agent of the Portfolios and to furnish the Portfolios with the management, administrative, transfer agent and shareholder servicing services as set forth below. The Administrator hereby accepts such employment to perform the duties set forth below.

     The Administrator shall, for all purposes herein, be deemed to be an independent contractor and, unless otherwise expressly provided or authorized, shall have no authority to act for or represent the Trust in any way and shall not be deemed an agent of the Trust.

     ARTICLE 2. Transfer Agent Services. The Administrator will act as Transfer Agent for the Portfolios' institutional accounts and, as such, will record in an account (the "Account") the total number of units of beneficial interest ("Shares") of each Portfolio issued and outstanding from time to time and will maintain Share transfer records in which it will note the names and registered addresses of Shareholders, and the number of Shares from time to time owned by each of them. Each Shareholder will be assigned one or more account numbers.


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     The Administrator hereby represents and warrants that it is, and shall continue to be, duly registered as a transfer agent pursuant to Section 17A of the Securities Exchange Act of 1934 and such other provisions of law as required and shall continue to be so for the term of this Agreement.

     The Administrator is authorized to set up accounts and record transactions in the accounts on the basis of instructions received from Shareholders when accompanied by remittance in appropriate amount as provided in the Trust's then current prospectus. The Trust will not issue certificates representing its Shares. Whenever Shares are purchased or issued, the Administrator shall credit the Account with the Shares issued, and credit the proper number of Shares to the appropriate Shareholder.

     Likewise, whenever the Administrator has occasion to redeem Shares owned by a Shareholder, the Trust authorizes the Administrator to process the transaction by making appropriate entries in its Share transfer records and debiting the Account.

     Upon notification by the Trust's Custodian of the receipt of funds through the Federal Reserve wire system or conversion into Federal funds of funds transmitted by other means for the purchase of Shares in accordance with the Trust's current prospectus, the Administrator shall notify the Trust of such deposits on a daily basis.

     The Administrator shall credit each Shareholder's account with the number of shares purchased according to the price of the Shares in effect for such purchases determined in the manner set forth in the Trust's then current prospectus. The Administrator shall process each order for the redemption of Shares from or on behalf of a Shareholder, and shall cause cash proceeds to be wired in Federal funds.

     The requirements as to instruments of transfer and other documentation, the applicable redemption price and the time of payment shall be as provided in the then current prospectus, subject to such supplemental requirements consistent with such prospectus as may be established by mutual agreement between the Trust and Administrator.

     If the Administrator or the Trust determines that a request for redemption does not comply with the requirements for redemption, the Administrator shall promptly so notify the Shareholder, together with the reason therefor, and shall effect such redemption at the price next determined after receipt of documents complying with said standards.

     On each day that the Trust's Custodian and the New York Stock Exchange are open for business ("Business Day"), the Administrator shall notify the Custodian of the amount of cash or other assets required to meet payments made pursuant to the provisions of this Article 2, and the Trust shall instruct the Custodian to make available from time to time sufficient funds or other assets therefor.

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     The authority of the Administrator to perform its responsibilities as to purchases and redemptions under this Article 2 shall be suspended upon receipt by it of notification from the Securities and Exchange Commission or the Trustees of the suspension of the determination of the Trust's net asset value.

     In registering transfers, the Administrator may rely upon an opinion of counsel in not requiring complete documentation, in registering transfers without inquiry into adverse claims, in delaying registration for purposes of such inquiry, or in refusing registration where in its judgment an adverse claim requires such refusal.

     The Trust warrants that it has or shall deliver to the Administrator, as transfer agent:

     (a) a copy of the Declaration of Trust of the Trust, incorporating all amendments thereto, certified by the Secretary or Assistant Secretary of the Trust;

     (b) an opinion of counsel to the Trust with respect to (i) the legality and continuing existence of the Trust, (ii) the legality of its outstanding Shares of beneficial interest, and (iii) the number of Shares authorized for issuance and stating that upon issuance they will be validly issued and non-assessable; and

     (c) the Trust's Secretary's or Assistant Secretary's certificate as to the authorized outstanding Shares of the Trust, its address to which notices may be sent, the names and specimen signatures of its officers who are authorized to sign instructions or requests to the Administrator on behalf of the Trust, and the name and address of legal counsel to the Trust. In the event of any future amendment or change in respect of any of the foregoing, prompt written notification of such change shall be given by the Trust to the Administrator, together with copies of all relevant resolutions, instruments or other documents, specimen signatures, certificates, opinions or the like as the Administrator may deem necessary or appropriate.

     ARTICLE 3. Dividend Disbursing Agent. The Administrator shall act as Dividend Disbursing Agent for the Trust's institutional accounts and, as such, in accordance with the provisions of the Trust's Declaration of Trust and then current prospectus, shall prepare and wire or credit income and capital gains distributions to Shareholders (or instruct the Custodian to do so) after deducting any amount required to be withheld by any applicable tax laws, rules and regulations or other applicable rules or regulations.

     The Trust agrees that it shall promptly inform the Administrator of the declaration of any dividend or distribution on its Shares, and that on or before the payment date of a distribution, it shall instruct the Custodian to make available, at the instruction of the Dividend Disbursing Agent, sufficient funds for the cash amount to be paid out. If a Shareholder is entitled to receive additional Shares by virtue of any such distribution or dividend, appropriate credits will be made

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to the Shareholder's account.

     ARTICLE 4. Other Administrative Services. In addition to the services described above, the Administrator shall perform or supervise the performance by others of other administrative services in connection with the operations of the Portfolios, and, on behalf of the Trust, will investigate, assist in the selection of and conduct relations with custodians, depositories, accountants, underwriters, brokers and dealers, corporate fiduciaries, insurers, banks and persons in any other capacity deemed to be necessary or desirable for the Portfolios' operation. The Administrator shall provide the Trustees of the Trust with such reports regarding investment performance as they may reasonably request but shall have no responsibility for supervising the performance by any investment adviser or sub-adviser of its responsibilities.

     The Administrator shall provide the Trust with regulatory reporting (including blue sky filings), in-house legal services, fund accounting and related portfolio accounting services, all necessary office space, equipment (including back-up facilities in the event of equipment or systems failure), personnel compensation and facilities (including facilities for Shareholders' and Trustees' meetings) for handling the affairs of the Portfolios and such other services as the Administrator shall, from time to time, determine to be necessary to perform its obligations under this Agreement.

     The Administrator shall make reports to the Trust's Trustees concerning the performance of its obligations hereunder; furnish advice and recommendations with respect to other aspects of the business and affairs of the Portfolios as the Trust and the Administrator shall determine desirable; and shall provide the Portfolios' Shareholders with the reports described in the Trust's current prospectus.

     The Administrator shall calculate the daily net asset value and per share offering price of the Portfolios in accordance with the procedures prescribed in the Trust's Registration Statement and such other procedures as may be established by the Trustees of the Trust.

     Also, the Administrator will perform other services for the Trust, including, but not limited to, preparation and mailing of appropriate federal and state tax forms and returns to the Internal Revenue Service, state agencies, and Shareholders; mailing the annual reports of the Trust; preparing an annual list of institutional Shareholders; furnishing the Trust with such reports regarding the sale and redemption of Shares as may be required in order to comply with federal and state securities law; and mailing notices of Shareholders' meetings, proxies and proxy statements to institutional Shareholders, for all of which the Trust will pay the Administrator's out-of-pocket expenses.

     ARTICLE 5. Allocation of Charges and Expenses.

     (A) The Administrator. The Administrator shall furnish at its own expense the executive, supervisory and clerical personnel necessary to perform its obligations

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          under this Agreement. The Administrator shall also provide the items which it is obligated to provide under this Agreement, and shall pay all compensation, if any, of officers of the Trust as well as all Trustees of the Trust who are affiliated persons of the Administrator or any affiliated corporation; provided, however, that unless otherwise specifically provided, the Administrator shall not be obligated to pay the compensation of any employee of the Trust retained by the Trustees of the Trust to perform services on behalf of the Trust.

     (B) The Trust. The Trust assumes and shall pay or cause to be paid all other expenses of the Trust not otherwise allocated herein, including, without limitation, organizational costs, taxes, expenses for outside legal and auditing services, the expenses of preparing (including typesetting), printing and mailing reports, prospectuses, statements of additional information, proxy solicitation material and notices to existing Shareholders, all expenses incurred in connection with issuing and redeeming Trust Shares, the costs of custodial services, the cost of initial and ongoing registration of the Trust's Shares under federal and state securities laws, pricing services, fees and out-of-pocket expenses of Trustees who are not affiliated persons of the Administrator or any affiliated corporation, insurance, interest, brokerage costs, litigation and other extraordinary or nonrecurring expenses, all fees and charges of investment advisers to the Trust. In addition, the Trust will bear distribution expenses in accordance with the Trust's Class B Distribution Plan.

     ARTICLE 6. Compensation of the Administrator.

     (A) Administration Fee. For the services to be rendered, the facilities furnished and the expenses assumed by the Administrator pursuant to this Agreement, the Trust shall pay to the Administrator compensation at an annual rate specified in the schedules which are attached hereto and made a part of this Agreement ("Schedules"). Such compensation shall be calculated and accrued daily, and paid to the Administrator monthly.

          If this Agreement becomes effective subsequent to the first day of a month or terminates before the last day of a month, the Administrator's compensation for that part of the month in which this Agreement is in effect shall be prorated in a manner consistent with the calculation of the fees as set forth above. Payment of the Administrator's compensation for the preceding month shall be made promptly.

     (B) Compensation from Transactions. The Trust hereby authorizes any entity or person associated with the Administrator which is a member of a national securities exchange to effect any transaction on the exchange for the account of the Trust which is permitted by Section 11(a) of the Securities Exchange Act of 1934 and Rule 11a2-2(T) thereunder, and the Trust hereby consents to the retention of compensation for such transactions in accordance with Rule 11a2-2(T)(a)(2(iv).

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     (C)  Survival of Compensation Rights. All rights of compensation under this
          Agreement for services performed as of the termination date shall survive the termination of this Agreement.

     ARTICLE 7. Limitation of Liability of the Administrator. The duties of the Administrator shall be confined to those expressly set forth herein, and no implied duties are assumed by or may be asserted against the Administrator hereunder. The Administrator shall not be liable for any error of judgment or mistake of law or for any loss arising out of any investment or for any act or omission in carrying out its duties hereunder, except a loss resulting from willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of reckless disregard of its obligations and duties hereunder, except as may otherwise be provided under provisions of applicable state law which cannot be waived or modified hereby. (As used in this Article 7, the term "Administrator" shall include directors, officers, employees and other corporate agents of the Administrator as well as that corporation itself).

     So long as the Administrator acts in good faith and with due diligence and without gross negligence, the Trust assumes full responsibility and shall indemnify the Administrator and hold it harmless from and against any and all actions, suits and claims, whether groundless or otherwise, and from and against any and all losses, damages, costs, charges, reasonable counsel fees and disbursements, payments, expenses and liabilities (including reasonable investigation expenses) arising directly or indirectly out of said administration, transfer agency, and dividend disbursing relationships to the Trust or any other service rendered to the Trust hereunder. The indemnity and defense provisions set forth herein shall indefinitely survive the termination of this Agreement.

     The rights hereunder shall include the right to reasonable advances of defense expenses in the event of any pending or threatened litigation with respect to which indemnification hereunder may ultimately be merited. In order that the indemnification provision contained herein shall apply, however, it is understood that if in any case the Trust may be asked to indemnify or hold the Administrator harmless, the Trust shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that the Administrator will use all reasonable care to identify and notify the Trust promptly concerning any situation which presents or appears likely to present the probability of such a claim for indemnification against the Trust, but failure to do so in good faith shall not affect the rights hereunder.

     The Administrator may apply to the Trust at any time for instructions and may consult counsel for the Trust or its own counsel and with accountants and other experts with respect to any matter arising in connection with the Administrator's duties, and the Administrator shall not be liable or accountable for any action taken or omitted by it in good faith in accordance with such instruction or with the opinion of such counsel, accountants or other experts.

     Also, the Administrator shall be protected in acting upon any document which it

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reasonably believes to be genuine and to have been signed or presented by the proper person or persons. Nor shall the Administrator be held to have notice of any change of authority of any officers, employees or agents of the Trust until receipt of written notice thereof from the Trust.

     ARTICLE 8. Activities of the Administrator. The services of the Administrator rendered to the Trust are not to be deemed to be exclusive. The Administrator is free to render such services to others and to have other businesses and interests so long as its services hereunder are not hindered thereby. It is understood that Trustees, officers, employees and Shareholders of the Trust are or may be or become interested in the Administrator, as directors, officers, employees and shareholders or otherwise and that directors, officers, employees and shareholders of the Administrator and its counsel are or may be or become similarly interested in the Trust, and that the Administrator may be or become interested in the Trust as a Shareholder or otherwise.

     ARTICLE 9. Duration of This Agreement. This Agreement shall remain in effect for five years after the date of the Agreement and shall continue in effect for successive periods of two years subject to review at least annually by the Trustees.

     In the event of a material breach of this Agreement by either party, the non-breaching party shall notify the breaching party in writing of such breach and upon receipt of such notice, the breaching party shall have 45 days to remedy the breach or the non-breaching party may terminate this Agreement immediately.

     This Agreement shall not be assignable by either party without the written consent of the other party, and neither party will delegate its responsibilities to any other person without the written approval of the other party.

     ARTICLE 10. Amendments. This Agreement may be amended by the parties hereto only if such amendment is specifically approved (i) by the vote of a majority of the Trustees of the Trust, and (ii) by the vote of a majority of the Trustees of the Trust who are not parties to this Agreement or interested persons of any such party, cast in person at a Board of Trustees meeting called for the purpose of voting on such approval.

     For special cases, the parties hereto may amend such procedures set forth herein as may be appropriate or practical under the circumstances, and the Administrator may conclusively assume that any special procedure which has been approved by the Trust does not conflict with or violate any requirements of its Declaration of Trust, By-Laws or prospectus, or any rule, regulation or requirement of any regulatory body.

     ARTICLE 11. Trustees' Liability. A copy of the Declaration of Trust of the Trust is on file with the Secretary of State of the Commonwealth of Massachusetts, and notice is hereby given that this instrument is executed on behalf of the Trustees of the Trust as Trustees and not individually and that the obligations of this instrument are not binding upon any of the Trustees, officers or Shareholders of the Trust individually, but binding only upon the assets and property of the Trust.

     ARTICLE 12. Certain Records and Confidentiality. The Administrator shall maintain

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customary records in connection with its duties as specified in this Agreement.
Any records required to be maintained and preserved pursuant to Rules 31a-1 and 31a-2 under the 1940 Act which are prepared or maintained by the Administrator on behalf of the Trust shall be prepared and maintained at the expense of the Administrator, but shall be the property of the Trust and will be made available to or surrendered promptly to the Trust on request.

     The Administrator agrees on behalf of itself and its directors, officers, employees, and agents to treat confidentially and as proprietary information of the Trust all records and other information relative to the Trust and prior, present or potential Shareholders of the Trust (and clients of said Shareholders), and not to use such records and information for any purpose other than performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by the Trust, which approval shall not be unreasonably withheld and may not be withheld where the Administrator may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Trust.

     ARTICLE 13. Definitions of Certain Terms. The terms "interested person", "affiliated person", and "assignment" when used in this Agreement, shall have the respective meanings specified in the 1940 Act and the rules and regulations thereunder, subject to such exemptions as may be granted by the Securities and Exchange Commission.

     ARTICLE 14. Notice. Any notice required or permitted to be given by either party to the other shall be deemed sufficient if sent by registered or certified mail, postage prepaid, addressed by the party giving notice to the other party at the last address furnished by the other party to the party giving notice: if to the Trust, at 680 East Swedesford Road, Wayne, PA, with a copy to United Jersey Bank, 210 Main Street, Hackensack, NJ, attention: William F. Flyge, and if to the Administrator at 680 East Swedesford Road, Wayne, PA.

     ARTICLE 15. Governing Law. This Agreement shall be construed in accordance with the laws of the Commonwealth of Massachusetts and the applicable provisions of the 1940 Act. To the extent that the applicable laws of the Commonwealth of Massachusetts or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control.


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     ARTICLE 16. Multiple Originals. This Agreement may be executed in two or more counterparts, each of which when so executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first above written.

                                            THE PILLAR FUNDS

                                            By: /s/ Sandra K. Orlow
                                               -----------------------------
                                                Sandra K. Orlow
                                                Vice President

                                            SEI FINANCIAL MANAGEMENT CORPORATION

                                            By: /s/ Kevin P. Robins
                                                -----------------------------
                                                Kevin P. Robins
                                                Vice President



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                                   SCHEDULE A
                         TO THE ADMINISTRATION AGREEMENT
                 DATED FEBRUARY 28, 1992 AS AMENDED MAY 25, 1993
                                     BETWEEN
                                THE PILLAR FUNDS
                                       AND
                      SEI FINANCIAL MANAGEMENT CORPORATION


Pursuant to Article 6, Section A, the Trust shall pay the Administrator compensation which is calculated daily and paid monthly at an annual rate as follows:


 .20% of average daily net assets of each Portfolio.


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                                   SCHEDULE C
                              DATED MARCH 14, 1995
                        TO THE ADMINISTRATION AGREEMENT
                            DATED FEBRUARY 28, 1992
                                    BETWEEN
                                THE PILLAR FUNDS
                                      AND
                      SEI FINANCIAL MANAGEMENT CORPORATION

Pursuant to Article 10, the Administrator shall provide services to the following additional Portfolio (the "Portfolio"):

International Growth

Pursuant to Article 5, Section A, the Trust shall pay the Administrator compensation for the Portfolio which is calculated daily and paid monthly at an annual rate as follows:

 .20% of average daily net assets of the Portfolio

                    AMENDMENT TO THE ADMINISTRATION AGREEMENT
                         DATED AS OF FEBRUARY 28, 1992,
                            AS AMENDED MAY 25, 1993,
                                 BY AND BETWEEN
                                THE PILLAR FUNDS
                                       AND
                               SEI FUND RESOURCES

     THIS AMENDMENT to the Administration Agreement, dated as of February 28, 1992, as amended May 25, 1993, (the "Agreement") by and between The Pillar Funds (the "Trust") and SEI Financial Management Corporation, as assigned to SEI Fund Resources ("SFR"), is entered into as of December 1, 1996.

     WHEREAS the Agreement, pursuant to its terms, provides that is shall be automatically renewed for successive two-year periods unless otherwise terminated;

     WHEREAS, in accordance with the unanimous vote of the Board of Trustees at a meeting held on November 14, 1996, the Trust and SFR desire to amend the Agreement to provide for a three (3) year initial extension of the term of the Agreement;

     NOW, THEREFORE, in consideration of $1.00 and other good and valuable consideration, the parties hereby amend the Agreement as follows:

                  The first sentence of Article 9 of the Agreement shall be replaced in its entirety by the following:

                  This Agreement shall remain in effect for five years after the date of the Agreement; thereafter for a renewal term of three years; and thereafter shall continue in effect for successive periods of two years subject to review at least annually by the Trustees of the Trust.

         IN WITNESS WHEREOF, the parties have caused this Amendment to be executed as of the date first above written.

                                 THE PILLAR FUNDS

                                 By  /s/ Kathryn L. Stanton
                                     -------------------------------------
                                      Name: Kathryn L. Stanton
                                      Title: Vice President and
                                             Asssistant Secretary


SEI FUND RESOURCES

By /s/ Marc H. Cahn
----------------------------
Name: Marc H. Cahn
Title: Vice President
and Assistant Secretary